Exhibit 99(r)(2)

Appendix A      CODE of ETHICS

INTRODUCTION

Griffin Capital Credit Advisor, LLC (“Griffin”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Griffin’s Covered Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.

About Adviser

Griffin is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Griffin acts as investment adviser to clients who are entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”). A current list of registered investment companies for which Griffin serves as adviser or sub-adviser (“Reportable Funds”) is attached as Appendix A-2.

Who is Covered by the Code

This Code applies to all employees, officers and partners of Griffin or other persons (hereinafter “Covered Persons”) as determined by Griffin’s Chief Compliance Officer (“CCO”). It is the responsibility of each Covered Person to immediately report to Griffin’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person. Griffin will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code.

All Access Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report (Appendix A-4) and renew that acknowledgment on a yearly basis.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings, REITs and REOCs.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

GENERAL FIDUCIARY PRINCIPLES

Acting as a Fiduciary
It is the policy of Griffin to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. Griffin recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Griffin, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Griffin and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

●
All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

●	Griffin must have a reasonable basis for the investment advice and decisions it makes for its clients;

●	Griffin must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

●	All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

●	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

●	Covered Persons must be loyal to the clients and place the interests of the clients above their own.

●
Griffin treats violations of this Code very seriously. If you violate this Code, Griffin may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

●
Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.

Compliance with the Federal Securities Laws

Covered Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

●	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

●	the Investment Advisers Act of 1940 and the SEC rules thereunder;

●	the Investment Company Act of 1940 and the SEC rules thereunder;

●	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

●	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

CONFLICTS OF INTEREST

Personal Conflicts
All Covered Persons must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Griffin or its clients. A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Griffin or any of its clients. A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Griffin or any of its clients and the customer involved. Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

Conflict of Interest between Adviser and a Client
In certain instances, Griffin’s relationship with a client may require Griffin to place the client’s interest above its own interests. If a Covered Person becomes aware of a situation where Griffin’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

●	That Griffin was serving its own interests or one client’s interests at the expense of another; or

●
That business with clients or Griffin was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.

Outside Business Activities

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to Griffin. Approval must be obtained through the CCO, and will ordinarily require consideration by Management of Griffin. Griffin can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Griffin.

POLITICAL CONTRIBUTIONS

Griffin may only make a political contribution if:

●	The contribution is approved by Griffin's CCO or designee;

●	The contribution is permitted by applicable law, as determined by Griffin's counsel or outside counsel;

●
The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Griffin should support candidate/political party; (8) information about whether Griffin has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

●	The contribution does not present a conflict of interest or is detrimental to Griffin's advisory Clients.

Individual Contributions
Griffin Covered Persons may contribute to candidates for federal, state and local elective offices to the extent permitted by law and Griffin’s Code of Ethics.

PREFERENTIAL TREATMENT

Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

BORROWING

Covered Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Griffin.

GIFTS AND GRATUITIES

No Covered Person may accept or receive on their own behalf or on behalf of Griffin any gift or gratuity which has a value in excess of a de minimis amount (currently $250) from any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”). Any gifts or gratuities in excess of the de minimis amount must be submitted to the CCO for prior approval.

Note: if the Adviser has any clients that are Reportable Funds, then any gift received from someone seeking to do or doing business with the Reportable Fund must be submitted to the CCO for prior approval, regardless of the amount of the gift. Section 17(e) of the Investment Company Act prohibits affiliated persons of a registered investment company from accepting any compensation (other than salary or wages) for the purchase of sale of any property to or from the Fund. Employees of the Adviser are considered affiliated persons.

No Covered Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.

No Covered Person may give on their own behalf or on behalf of Griffin any gift or other gratuity to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

ENTERTAINMENT and MEALS

Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Note: if the Adviser has any clients that are Reportable Funds, then any entertainment received from someone seeking to do or doing business with the Reportable Fund must be submitted to the CCO for prior approval. Section 17(e) of the Investment Company Act prohibits affiliated persons of a registered investment company from accepting any compensation (other than salary or wages) for the purchase of sale of any property to or from the Fund. Employees of the Adviser are considered affiliated persons.

STANDARDS OF BUSINESS CONDUCT

General
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards.  Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Griffin and its reputation.

Communications with Clients
All communications with clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Griffin’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information
In the course of conducting business, Covered Persons may become privy to confidential information about Griffin, its present and prospective clients, and Reportable Fund agents. It is a violation of this Code, and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Griffin. Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Griffin. Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information
Clients and investors in the parent of Griffin have the right to expect Griffin and its Covered Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with Griffin’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

Company Information
Confidential information about Griffin, its parent or other affiliated companies, that is obtained by a Covered Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of Management and to further the legitimate business purposes of Griffin.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Covered Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Griffin upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets
All information, products and services connected to or generated by Griffin as a business are considered corporate assets to which Griffin has ownership rights. Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Griffin’s property both during employment and after the Covered Person leaves the firm. Accordingly, all Covered Persons are expected to protect Griffin’s ownership or property including all information, products, and services and to return all information to Griffin at the termination of employment.

Further, Covered Persons are prohibited from misusing Griffin’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with Griffin, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with Management.

Money Laundering
In connection with Griffin’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.

Bribery
Under federal law, it is illegal for Griffin or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

●	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

●	a political party or official thereof, or a candidate for political office; or

●	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

●
Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Griffin, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Political Contributions / Pay-to-Play

●
“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business.  In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons.  The new rule has three key elements:

o
It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

o
It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

o
It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.

Political contributions or gifts from Griffin, its Covered Persons and solicitors to persons who may be in a position to affect the award of business to Griffin may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150– When making contributions, Covered Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future  be, in a position to affect the award of business to Griffin. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the CCO or his or her designee.

Quarterly Reporting - All Covered Persons will be requested to include on their Quarterly Transaction Report (attached as Exhibit B to the Code of Ethics (attached as Appendix D) their political contributions during the quarter (including those under the $150 preclearance level).  These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Covered Persons must be kept separate from employment and expenses may not be charged to the Griffin. Covered Persons may not conduct political activities during working hours or use Griffin’s facilities for political campaign purposes without the prior written approval of the CCO or his or her designee.

No Contribution on Behalf of Griffin  – Covered Persons may not make political contributions on behalf of Griffin to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his or her designee.

Relations with Regulators
It is Griffin’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

RESTRICTIONS ON PERSONAL TRADING ACTIVITY

General Policy
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Reportable Fund:

●	employ any device, scheme or artifice to defraud the Reportable Fund;

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Reportable Fund; or

●	engage in any manipulative practice with respect to the Reportable Fund.

Prohibition Against Insider Trading
As further detailed within Griffin’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

●	trading while in possession of material, nonpublic information;

●	communicating (“tipping”) such information to others;

●	recommending the purchase or sale of securities on the basis of such information; or

●	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to Griffin’s Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

Pre-clearance of Investments in IPOs, Limited Offerings / Private Placements, Real Estate Investment Trusts (“REITs”) and Real Estate Operating Companies (“REOCs”).
Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering, REIT or REOC, without obtaining, in advance of the transaction, clearance from Griffin’s CCO. In order to obtain pre-clearance, the Access Person must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix A-3. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists between Griffin and its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. Pre-clearance will be denied in instances when Griffin is reallocating or rebalancing a strategy and the Security at issue is included within that reallocation or rebalance. Additionally, pre-clearance may be denied for a Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of client activity is sufficient to create the potential for market movement in that Security. The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

A REIT, generally, is a company that owns – and typically operates – income-producing real estate or real estate-related assets. The income-producing real estate assets owned by a REIT may include office buildings, shopping malls, apartments, hotels, resorts, self-storage facilities, warehouses, and mortgages or loans. Most REITs specialize in a single type of real estate – for example, apartment communities. There are retail REITs, office REITs, residential REITs, healthcare REITs, and industrial REITs, to name a few. What distinguishes REITs from other real estate companies is that a REIT must acquire and develop its real estate properties primarily to operate them as part of its own investment portfolio, as opposed to reselling those properties after they have been developed. A real estate operating company (REOC) is similar to a real estate investment trust (REIT), except that an REOC will reinvest its earnings into the business, rather than distributing them to unit holders like REITs do. Also, REOCs are more flexible than REITs in terms of what types of real estate investments they can makes.

Restrictions on Personal Securities Transactions by Access Persons.
Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

Blackout Period
No Access Person may buy or sell any Security on a day during which it is included within Griffin’s reallocation or rebalancing of a strategy.

Restricted or Watch List
Griffin may maintain a Restricted or Watch List containing the names of Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted or Watch List are to be maintained exclusively by the CCO or their delegate. The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

Prohibition on Short-Term Trading.
Access Persons may not purchase and sell within any period of 30 calendar days, a Security, other than an Exempt Security, held by a client at the time of the proposed sale. If any such transactions occur, Griffin will require any profits from the transactions to be disgorged for donation by Griffin to charity. In applying the 30 calendar day holding period, Griffin will apply the “last-in, first-out” methodology.

Prohibition on Short Sales and Similar Transactions
Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any client.

Reporting Requirements & Procedures
In order to provide Griffin with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

Initial and Annual Holdings Reports:
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix A-4. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted prior to the deadline imposed by the CCO and must be current as of a date no more than 30 days prior to the date the report is submitted.

Quarterly Transaction Report:
Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding quarter. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form. The Report must include the date on which such report was submitted to the CCO.

ADMINISTRATION OF THE CODE
The CCO’s duties and responsibilities are contained within the Code of Ethics Policies & Procedures section of Griffin’s Compliance Manual.

Miscellaneous

Confidentiality

Griffin will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

●	imply a duty of inquiry;

●	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a client’s investment strategies; or

●	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.